Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-184624, 333-205214, and 333-205215 on Form S-8 of our report dated April 16, 2014 (May 23, 2016 as to the financial statement schedule listed in the Index at Item 15 and the discontinued operations discussed in Note 17), relating to the consolidated financial statements and financial statement schedule of Xura, Inc. for the year ended January 31, 2014, appearing in this Annual Report on Form 10-K of Xura, Inc. for the year ended January 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 23, 2016